UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

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COREBRIDGE FINANCIAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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COREBRIDGE FINANCIAL, INC.

SUPPLEMENT TO THE PROXY STATEMENT DATED APRIL 29, 2024
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 21, 2024

This proxy statement supplement dated June 12, 2024 (the “Supplement”) supplements the definitive proxy statement on Schedule 14A (the “2024 Proxy Statement”) of Corebridge Financial, Inc. (“Corebridge” or “Company”) dated April 29, 2024. The 2024 Proxy Statement was furnished to stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of Corebridge (the “Board”) for use at the Annual Meeting of Stockholders to be held on June 21, 2024 (the “Annual Meeting”), or at any postponed or reconvened meeting. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the 2024 Proxy Statement continues to apply and should be considered in voting your shares.

Withdrawal of Director Nominee

As described in a Current Report on Form 8-K filed on June 10, 2024 by Corebridge with the Securities and Exchange Commission (“SEC”), on June 9, 2024, Christopher Schaper resigned as a member of the Board, effective immediately. Mr. Schaper served as a member of the Board pursuant to the Separation Agreement, dated as of September 14, 2022 and amended as of May 16, 2024 between American International Group, Inc. (“AIG”) and Corebridge (the “Separation Agreement”). Accordingly, Mr. Schaper’s name has been withdrawn from nomination for re-election to the Board. Following Mr. Schaper’s resignation, the Board’s size has been reduced to twelve directors.

In connection therewith on June 9, 2024 AIG waived its right under the Separation Agreement, to include a majority of the candidates on each slate of candidates recommended by the Board to Corebridge’s stockholders in connection with a meeting of stockholders.

The remaining nominees named in the 2024 Proxy Statement will continue to stand for re-election at the Annual Meeting. Notwithstanding Mr. Schaper’s withdrawal as a nominee for re-election to the Board, the Notice of Internet Availability of Proxy Materials and the proxy card made available with the 2024 Proxy Statement remain valid; however, any votes that are submitted with instructions to vote for Mr. Schaper will be disregarded.

If you have already submitted your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already submitted by stockholders will remain valid and will be voted at the Annual Meeting, unless changed or revoked as described on page 90 of the 2024 Proxy Statement.

Corporate Governance Developments

On June 3, 2024, AIG sold 30,000,000 shares of Corebridge common stock, par value $0.01 per share (“Common Stock”) and therefore, on such date, AIG ceased to beneficially own more than 50% of Corebridge’s Common Stock (the “Majority Holder Threshold Date”). As a result, Corebridge is no longer a “controlled company” as defined by the New York Stock Exchange (“NYSE”) Listed Company Manual and must comply with certain NYSE corporate governance standards, subject to applicable NYSE transition rules. Accordingly, on the Majority Holder Threshold Date, the Board established the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee of the Board. A copy of each committee’s charter is available on the Company’s website in the Investors−Leadership and Governance−Governance Documents section at www.corebridgefinancial.com.

Pursuant to applicable NYSE transition rules, (i) the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee are each required to have one independent director as of the Majority Holder Threshold Date, a majority of independent directors within 90 days of the Majority Holder Threshold Date and all independent directors within one year of the Majority Holder Threshold Date, and (ii) the Board must be composed of a majority of independent directors within one year of the Majority Holder Threshold Date.

The members of the Compensation and Management Development Committee are Deborah Leone, who serves as chair, and Rose Marie Glazer. The Board has determined that Ms. Leone is independent under the applicable NYSE rules, including with respect to compensation committee members. Each of Ms. Leone and Ms. Glazer is a “non-employee director” as defined by Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The members of the Nominating and Corporate Governance Committee are Alan Colberg, who serves as chair, and Rose Marie Glazer. The Board has determined that Mr. Colberg is independent under the applicable NYSE rules.

Pursuant to Section 2.8 of Corebridge’s Second Amended and Restated By-laws, on the Majority Holder Threshold Date, the Board, based on the recommendation and approval of the independent directors of the Board, appointed Alan Colberg to serve as Lead Independent Director and to have the duties reflected in Corebridge’s Corporate Governance Guidelines available on the Company’s website in the Investors−Leadership and Governance−Governance Documents section at www.corebridgefinancial.com. On the Majority Holder Threshold Date, the Board appointed Ms. Leone to the Audit Committee in place of Mr. Colberg. The Board has determined that Ms. Leone is independent under the applicable NYSE rules and Rule 10A-3 of the Exchange Act, has accounting or related financial expertise and qualifies as an “audit committee financial expert” as defined under SEC rules.

Information on our website is not, and will not be deemed to be, a part of this Supplement or incorporated into any of our other filings and any references to our website are intended to be inactive textual references only.